Exhibit 10.12

Execution Version

Sanchez Oil & Gas Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Effective as of March 1, 2017

SN Comanche Manager, LLC

1000 Main Street, Suite 3000

Houston, Texas 77002

Re:Gavilan Resources Holdco, LLC Master Services Agreement

1)Reference is made to that certain Management Services Agreement (the “MSA”),  dated as of the date hereof, by and between SN Comanche Manager, LLC, a Delaware limited liability company (the “Manager”), and Gavilan Resources Holdco, LLC, a Delaware limited liability company (the “Company”).

2)This letter agreement (referred to herein as this  “Agreement”) sets forth our understanding and agreement that some or all of the services described in the MSA are hereby being or will be provided by Sanchez Oil & Gas Corporation, a Delaware corporation (“SOG”) to or for the benefit of the Manager to allow it to provide such services to the Company Group (as defined in the MSA) pursuant to the terms and conditions of the MSA.

3)The entirety of the terms and conditions of the MSA are adopted by the undersigned parties as the agreement between them, except as to the following exceptions and/or additional provisions:

a)For the purpose of this Agreement, references to Manager in the MSA shall be deemed to mean SOG, as necessary and as the context requires, whose address is as shown above.

b)For the purpose of this Agreement, references to the Company and/or any other members of the Company Group in the MSA shall be deemed to mean (i) Manager whose address is shown above and/or (ii) Company or such other Company Group member, as necessary, and as the context requires to provide for the performance of services by SOG in connection with the MSA, for and/or on behalf of Manager,  with respect to the Company Group and the Company Business (as defined in the MSA), as contemplated by this Agreement.

c)Subject to Section 3(d)(i), the term of this Agreement shall coincide with the term of the MSA and be subject to earlier termination and/or extension as provided in the MSA.

d)Special Provisions:

i)This Agreement shall terminate or expire upon the earlier to occur of, but not prior to, (A) termination or expiration of the MSA, (B) assignment of the MSA to SOG

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and (C) mutual agreement of SOG and Manager.  In addition, termination of any particular services under this Agreement shall occur upon the termination of such corresponding services by the Company under the MSA pursuant to Section 6.1(a)(iii) of the MSA.

ii)To the extent within the control of SOG and in compliance with the MSA,  unless Manager otherwise requests, SOG shall perform all obligations due under the MSA on behalf of Manager.  Manager shall (A) enforce and exercise all of its rights and remedies under the MSA on a timely basis under the terms of the MSA and as directed by SOG and (B) promptly notify SOG in connection with any matters pertaining to the foregoing and keep SOG apprised of operations under the MSA, as provided for below, so as to allow SOG to perform pursuant to the MSA as provided for herein and to exercise its rights under this Agreement.

iii)SOG and Manager shall execute, acknowledge and deliver such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement or the MSA (including any exhibit, annex, document, certificate or other instrument delivered pursuant to the MSA), and to use commercially reasonable efforts to cooperate and coordinate with respect to all actions relating to this Agreement and the MSA and the activities relating thereto.

iv)The G&A Costs (as defined in the MSA)  charged by Manager to Company pursuant to the MSA shall include a 2% markup on SOG’s annual G&A Costs charged by SOG (the “Markup”) on all services provided under this Agreement,  which shall be billed to Company under the MSA as provided therein.  Notwithstanding anything herein to the contrary, Manager shall remit the Markup to SOG.

v)Within 10 days of receipt from Company,  Manager shall remit to SOG any and all payments actually paid by Company under the MSA, including (A) any fees payable under the MSA and (B) any other payments made by Company for which SOG is responsible for the corresponding costs or expenses under this Agreement (including payments for costs or expenses incurred or paid by SOG for which Manager is responsible under the MSA).  Notwithstanding anything herein to the contrary, no matter when received, in no event shall Manager be required to pay to SOG any termination payments (other than payments made under Section 6.1(b)(ii) of the MSA for accrued and unpaid obligations, including severance costs,  to be paid by Company under the MSA, to the extent such costs were incurred by SOG and not Manager) pursuant to the MSA.

vi)Manager shall make payments for disbursements under Article III of the MSA, Out of Pocket Expenses (as defined in the MSA) and all other costs and expenses in connection with services performed for Company, to the extent permitted under the MSA, out of the Company Bank Accounts (as defined in the MSA) established by the Company  or demand that funds be deposited by Company into such Company Bank Accounts (or otherwise be made available by Company to Manager) when requested by SOG, in lieu of requiring Manager to establish such Company Bank Accounts or make any advance payments (in the absence of a corresponding payment from Company to Manager) under this Agreement.

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4)It is hereby understood and agreed that Company may be required to provide (and Manager shall cause, to the extent within its control under the MSA and if requested by SOG,  Company to provide) the requisite insurance under the MSA and to name SOG as additional insured under Company’s liability policies, to the extent Company shall be required to do any of the foregoing for the benefit of Manager; provided, that if SOG does not require Company to provide the requisite insurance it shall name Company and Manager as an additional insured under SOG’s insurance policies, as applicable, and cause such insurance policies to be maintained in full force and effect during the term of the MSA with coverages equivalent to or greater than as set forth on Schedule 2 of the MSA and contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against Manager and SOG. It is further understood and agreed that all indemnities, releases, and obligations to hold harmless and defend in favor of Manager in the MSA shall, in this Agreement, be and are hereby given by Manager to SOG and its directors, officers, employees, affiliates, subsidiaries, parent companies, directors, employees and insurers.

5)In the event that SOG and Manager and/or any of their respective affiliates are named parties in any action or proceeding arising from or relating to this Agreement or the MSA, and SOG and/or Manager are both entitled to assume or control the defense of such action or proceeding with respect thereto, then in such event SOG and/or Manager shall mutually agree, as between SOG and/or Manager, which such Person shall be entitled to so assume and control the defense.

6)If applicable, unless SOG is utilizing its own insurance policies and naming Manger and Company as additional insureds thereunder as contemplated by Section 2.4 of the MSA, please provide a certificate of insurance to SOG complying with the terms and conditions of the MSA and this Agreement.

7)To the extent not previously paid pursuant to Section 3(d)(iv) or Section 3(d)(v),  Manager shall pay SOG’s invoices, to the extent payment is required hereunder, within 10 days after Manager’s receipt of payment from Company.

8)To the extent that Manager’s consent is required under the MSA, no amendment, waiver or forbearance by Manager in favor of Company under the MSA shall be granted, nor shall the term thereof be extended or renewal granted (to the extent within the control of Manager) without the written consent of SOG.  Manager shall promptly forward to SOG copies of all written communications between Manager and Company, including any amendments to the MSA, and shall generally keep SOG apprised of operations under the MSA.  Further any budgets submitted by Company to Manager for approval and adoption shall be first agreed upon by Manager and SOG.

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All other terms and conditions set forth in the MSA, not inconsistent herewith, shall remain as originally written. If the foregoing is acceptable, please indicate your agreement by signing both copies hereof and returning to us the duplicate original.

Very truly yours,

SANCHEZ OIL & GAS CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	President

MANAGER:

SN COMANCHE MANAGER, LLC

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

[Signature Page – Back to Back MSA]